                                                                   EXHIBIT 11.3

                      CENDANT CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            FOR THE THREE MONTHS ENDED JUNE 30,
                                     -----------------------------------------------
                                              1997                     1996
                                     ----------------------    ---------------------
                                                    FULLY                    FULLY
                                      PRIMARY      DILUTED      PRIMARY     DILUTED
                                     ---------    ---------    ---------   ---------
Net income (loss)                    $ (13,437)   $ (13,437)   $ 101,064   $ 101,064
Convertible debt interest and
   amortization of deferred loan
   costs, net of tax                      --           --          1,122       1,644
                                     ---------    ---------    ---------   ---------
Net income (loss), as adjusted       $ (13,437)   $ (13,437)   $ 102,186   $ 102,708
                                     =========    =========    =========   =========

Weighted average common shares
   outstanding                         804,246      804,246      735,841     735,841
Incremental shares for outstanding
   stock options and warrants             --           --         41,995      43,457
Convertible debt                          --           --         19,842      24,186
                                     ---------    ---------    ---------   ---------
Weighted average common and
   common equivalent shares
   outstanding                         804,246      804,246      797,678     803,484
                                     =========    =========    =========   =========

Net income (loss) per share          $   (0.02)   $   (0.02)   $    0.13   $    0.13
                                     =========    =========    =========   =========

                                             FOR THE SIX MONTHS ENDED JUNE 30,
                                     -----------------------------------------------
                                              1997                     1996
                                     ----------------------    ---------------------
                                                    FULLY                    FULLY
                                      PRIMARY      DILUTED      PRIMARY     DILUTED
                                     ---------    ---------    ---------   ---------
Net income                           $ 152,432    $ 152,432    $ 197,038   $ 197,038
Convertible debt interest and
   amortization of deferred loan
   costs, net of tax                     7,028        7,476        2,244       3,235
                                     ---------    ---------    ---------   ---------
Net income, as adjusted              $ 159,460    $ 159,908    $ 199,282   $ 200,273
                                     =========    =========    =========   =========

Weighted average common shares
   outstanding                         803,188      803,188      723,929     723,929
Incremental shares for outstanding
   stock options and warrants           36,016       36,034       40,335      43,476
Convertible debt                        36,292       39,169       19,842      25,289
                                     ---------    ---------    ---------   ---------
Weighted average common and
   common equivalent shares
   outstanding                         875,496      878,391      784,106     792,694
                                     =========    =========    =========   =========


Net income per share                 $    0.18    $    0.18    $    0.25   $    0.25
                                     =========    =========    =========   =========